Exhibit 99.1

EMERGE INTERACTIVE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

SEBASTIAN, Florida, March 9, 2006 - eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company focusing on the agricultural industry, today announced results for both the three and twelve month periods ending December 31, 2005.

Revenues for the year ended December 31, 2005, were $1.9 million compared to $1.2 million in the comparable prior-year period for a year-over-year increase of 62%. Gross profits for the year ended December 31, 2005, were $873,000 compared to $516,000 in the comparable prior-year period for a year-over-year increase of 69%. Operating loss for 2005 declined 22% to $7.7 million from $9.8 million in the comparable prior-year period. Included in operating loss for 2005 is $1.1 million of depreciation expense, compared to $1.8 million in the comparable prior-year period.

Revenues for the quarter ended December 31, 2005, were $389,000 compared to $468,000 in the comparable prior-year period. Operating loss for the fourth quarter of 2005 declined 10% to $1.8 million from $2.0 million in the comparable prior-year period. Included in operating loss for the quarter is $200,000 of depreciation expense, compared to $382,000 in the same prior-year period.

The increase in revenues during the full year ended December 31, 2005, compared to the same period of 2004 primarily reflects higher revenues from: 1) the sale of one Carcass Inspection System (“CIS”) unit that had previously been under a lease agreement, 2) revenue from two CIS units under lease at Cargill Meat Solutions beef processing facilities during 2005 compared to one CIS unit under lease until May 2004, 3) service revenues on the CIS unit sold in the first quarter of 2005, and 4) improved revenues from the Company’s individual-animal tracking and database management service. The decrease in revenues during the fourth quarter of 2005 primarily reflects decreased revenue from the Company’s Solo product, partially offset by improved revenues from the Company’s individual-animal tracking and database management services.

Net loss for the full year ended December 31, 2005, was $7.4 million, or $0.15 per share, compared to $6.8 million, or $0.15 per share, in the comparable prior-year period. Included in the net loss for the year ended December 31, 2004, was a $2.8 million non-cash net gain related to the change in fair value of common stock warrants and additional investment rights issued in connection with the Company's two equity financings completed during the fourth quarter of 2003 and the first quarter of 2004 and a $306,000 non-cash gain included in interest and other income relating to the settlement of a capital lease obligation in the first quarter of 2004. Without the effect of the non-cash net gain related to the change in fair value of common stock warrants and additional investment rights, the net loss for the year ended December 31, 2004 would have been $9.6 million or $0.22 per share.

Net loss for the quarter ended December 31, 2005, was $1.8 million, or $0.03 per share, compared to $3.2 million, or $0.07 per share, in the same quarter last year. Included in the net loss for the three months ended December 31, 2004, was a $1.1 million non-cash net loss related to the change in fair value of common stock warrants and additional investment rights issued in connection with the Company's two equity financings completed during the fourth quarter of 2003 and the first quarter of 2004. Without the effect of the non-cash net loss related to the change in fair value of common stock warrants and additional investment rights, the net loss for the quarter ended December 31, 2004 would have been $2.1 million or $0.05 per share.

Selling, general and administrative expenses for the year ended December 31, 2005, decreased 16% to $5.3 million from $6.3 million for the year ended December 31, 2004. Technology and development expenses for the year ended December 31, 2005, were $2.1 million compared to $2.2 million in the prior year.

Decreased SG&A expenses in 2005 reflect the Company’s continued implementation of cost containment programs, resulting in reduced costs for salaries and benefits, professional services and other expenses. Partially offsetting SG&A expenses for the year ended December 31, 2005, is a gain on the sale of Professional Cattle Consultants assets of $100,000. The year ended December 31, 2004, included non-cash stock compensation expense of $360,000 incurred as the result of accelerating the vesting and extending the expiration date of stock options in accordance with two separation agreements with officers of the Company.

“Despite economic uncertainties across the US Beef Industry, eMerge’s revenue growth rate for 2005 was strong, our gross margins improved, and our costs remained under control,” stated David C. Warren, eMerge’s President and Chief Executive Officer. “We have continued to make significant progress in building infrastructure and relationships with cattle producers, feedlots and packers in our Animal Information Solutions business. Revenue from this segment continues to grow rapidly.

“The financing completed in early 2006 has strengthened our cash position and, along with recently implemented cost cutting measures, will allow us to proceed with our business plans for the coming year. We have made difficult decisions regarding our Food Safety Technology, or VerifEYE segment, in order to ensure that we have adequate cash to deliver value to shareholders.”

The Company ended the year with $2.9 million in cash and cash equivalents. On January 27, 2006, the Company completed a private placement of common stock, which included the exercise of a previously issued warrant, and received $2.9 million in net proceeds. As a result, as of January 31, 2006, the Company had $5.5 million in cash to execute its 2006 business plan.

As previously disclosed, the Company has retained AgriCapital Corporation and B. Riley & Co, in a joint engagement, to advise eMerge management and its Board of Directors regarding alternative strategies concerning liquidity and shareholder value, including potential capital sources, investors, acquirers, licensees, and/or merger partners, for all or part of its business. This process is still ongoing, and the Company has taken the cost reduction measures discussed below, in part, to enhance its ability to pursue any potential opportunities that may arise from this process.

In implementing its 2006 business plan, the Company has completed a review of its current products under development, including the HandScan, CIS II and the cameraless version of VerifEYE products. Based on additional market research and the anticipated costs required to successfully bring these products to market, as well as the Company’s determination that it is necessary to implement additional cost cutting measures for 2006, the research and development of these VerifEYE derivative products will be halted. As a result of this decision to halt research and development, the Company reduced its workforce by 10, or approximately 24 percent, effective March 7, 2006. These associates will be provided with severance packages, resulting in a charge of approximately $195,000 in the first quarter of 2006. The Company will continue to offer and service its Carcass Inspection Systems and Solo products.

eMerge’s stock has been trading below $1 since March 17, 2005, and the Company is currently not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. On November 1, 2005, the Company received notification that it met the initial listing requirements as of October 31, 2005 (other than the bid price requirement) and has been granted until April 27, 2006, to regain compliance with the Nasdaq bid price requirement. If at any time before April 27, 2006, the bid price of eMerge common stock closes at $1 per share or more for a minimum of ten consecutive business days, the Company will regain compliance. If the Company has not regained compliance by April 27, 2006, Nasdaq will provide written notification that the Company’s stock will be delisted. At that time, the Company has a right to appeal Nasdaq’s determination to delist its common stock. The Company intends to appeal any such decision, which it believes will stay any such determination to delist its stock until after the annual meeting of shareholders, which is scheduled to be held on May 18, 2006.

At its annual meeting of shareholders, the Company intends to propose a reverse stock split of shares of its common stock. If approved by its shareholders, the Company believes the effect of such a reverse stock split will be to cause the bid price of its stock to close at $1 per share or more for a minimum of 10 consecutive business days. If the bid price of its stock closes at $1 per share or more for a minimum of 10 consecutive business days before Nasdaq considers the Company’s appeal of its decision to delist its stock, the Company believes (but cannot assure you) that Nasdaq will permit its stock to remain listed on the Nasdaq Capital Market.

Ultimately, non-compliance could result in Nasdaq delisting the Company’s common stock. Such delisting could have a material adverse effect on the liquidity of the Company’s common stock and could also have a material adverse effect on its ability to raise additional equity capital.

Quarterly Webcast

eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss fourth quarter and twelve months results. To participate in the conference call at 10 a.m. Eastern today, please dial (888) 243-6208 (international dialers - (973) 935-2405) approximately ten minutes prior to the call to register, or you can access the Webcast through the Company’s Website address at www.emergeinteractive.com.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company focusing on the agricultural industry. The Company’s products include CattleLog™, a USDA-approved Process Verified Program (“PVP”) providing individual animal data collection and reporting that enables livestock tracking, verification and branding, our VerifEYE CIS, a real-time, optical inspection system that scans beef carcasses in packing plants and our Solo handheld inspection unit, a portable instrument, incorporating the VerifEYE imaging technology. For more information about eMerge Interactive, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of our products and services, our ability to grow revenue and margins, our ability to implement our expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Revenue	$389,000	$468,000	$1,874,000	$1,156,000

Cost of revenue (1)	242,000	290,000	1,001,000	640,000
Gross profit	147,000	178,000	873,000	516,000

Operating expenses:
Selling, general and administrative	1,279,000	1,317,000	5,291,000	6,333,000
Technology and development	482,000	491,000	2,149,000	2,204,000
Depreciation expense	200,000	382,000	1,104,000	1,806,000

Operating loss	(1,814,000)	(2,012,000)	(7,671,000)	(9,827,000)

Interest and other income, net	33,000	17,000	248,000	351,000
Interest expense	(5,000)	(5,000)	(19,000)	(19,000)
(Loss)/gain on disposal of assets	(6,000)	(57,000)	(42,000)	(47,000)
(Increase)/decrease in fair value of common stock warrants	—	(1,130,000)	(21,000)	2,797,000

Loss from continuing operations before extraordinary loss	(1,792,000)	(3,187,000)	(7,505,000)	(6,745,000)

Discontinued operations:
Gain (loss) from discontinued operations	1,000	(3,000)	118,000	(27,000)

Net loss	$(1,791,000)	$(3,190,000)	$(7,387,000)	$(6,772,000)

Net loss per share - basic and diluted	$(0.03)	$(0.07)	$(0.15)	$(0.15)

Weighted average number of common shares outstanding - basic and diluted	51,615,698	45,333,447	50,169,775	44,341,257

(1) Cost of revenue includes a provision for obsolete inventory of $95,000 and $132,000 for the three months ended December 31, 2005 and 2004, respectively, and of $199,000 and $273,000 for the years ended December 31, 2005 and 2004, respectively. The provision for 2004 has been reclassified to cost of revenue from selling, general and administrative to conform to the 2005 presentation.

eMerge Interactive, Inc.

Condensed Balance Sheets

(unaudited)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents (1)	$2,943,000	$5,955,000
Trade accounts receivable	119,000	245,000
Inventories	236,000	381,000
Other current assets	481,000	610,000
Total current assets	3,779,000	7,191,000

Property and equipment, net	1,115,000	2,356,000
Food safety systems installed at customers, net	470,000	457,000
Other assets	38,000	—

Total assets	$5,402,000	$10,004,000

Liabilities and Stockholders’ Equity

Current liabilities:
Current installments of capital lease obligation	$5,000	$—
Accounts payable	153,000	336,000
Accrued liabilities	402,000	450,000
Advance payments from customers	842,000	1,084,000
Total current liabilities	1,402,000	1,870,000

Capital lease obligation, excluding current installments	7,000	—
Advance payments from customers, long term	531,000	1,419,000

Total liabilities	1,940,000	3,289,000
Stockholders’ equity:

Common stock	423,000	389,000
Additional paid-in capital	216,345,000	211,755,000
Accumulated deficit	(212,389,000)	(205,001,000)
Treasury stock	(428,000)	(428,000)
Unearned compensation	(489,000)	—
Total stockholders’ equity	3,462,000	6,715,000

Total liabilities and stockholders’ equity	$5,402,000	$10,004,000

(1)
On January 27, 2006, the Company completed a private placement of common stock with an investor, which included the exercise of a warrant, and received $2.9 million in net proceeds. Cash and cash equivalents total approximately $5.5 million as of January 31, 2006.